Exhibit 8

Faegre Baker Daniels LLP

600 East 96th  Street • Suite 600

Indianapolis • Indiana 46240-3789

Phone +1 317 569 9600

Fax +1 317 569 4800

April 2, 2018

Washington Prime Group Inc.

Washington Prime Group, L.P.

180 East Broad Street

Columbus, Ohio 43215

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Washington Prime Group Inc., an Indiana corporation (the “Company”), and Washington Prime Group, L.P., an Indiana limited partnership (the “Operating Partnership”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about even date herewith under the Securities Act of 1933, as amended.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K.

In connection with this opinion we have examined the Registration Statement (including the documents incorporated therein by reference), the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to the date hereof, and the Amended and Restated Certificate of Limited Partnership and the Amended and Restated Limited Partnership Agreement of the Operating Partnership, each as amended to the date hereof. We have also examined originals or copies, certified or otherwise authenticated to our satisfaction, of such records of the Company and the Operating Partnership, such agreements, certificates of public officials, and certificates of officers or other representatives of the Company, the Operating Partnership and others, and such other documents, instruments, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the Registration Statement and the other above referenced documents.

In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals;

(iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

For purposes of rendering the opinions expressed herein, we have assumed that the statements and descriptions of the businesses, properties, and intended activities of the Company, the Operating Partnership and their subsidiaries, as described in the Registration Statement and the documents incorporated therein by reference, are accurate and complete.  We also have assumed the accuracy of the factual representations contained in the certificate from the Company to us dated April 2, 2018 (the “Certificate”), concerning the classification and operation of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Based upon and subject to the foregoing, we are of the following opinions:

1.             The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for each of its taxable years beginning with its taxable year ended December 31, 2015, and the Company’s current and proposed organization and method of operation, as described in the Registration Statement and as represented by the Company, will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code for its taxable year ending December 31, 2018 and future taxable years.

2.             Subject to the limitations and qualifications set forth herein and in the Registration Statement, the statements contained in that portion of the equity base prospectus included in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” insofar as they discuss matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute our opinion as to the United States federal income tax consequences that are material to a holder of the Company’s equity securities issued pursuant to the Registration Statement.

This opinion letter is given as of the date hereof, and our opinions set forth in this opinion letter are based upon the facts in existence and the laws in effect on the date hereof.  We expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws or interpretations thereof come to our attention after the delivery hereof. This opinion letter is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Registration Statement and the Certificate may adversely affect the accuracy of the conclusions stated herein. Moreover, the

Company’s qualification and taxation as a REIT depends upon its ability to meet—through actual annual operating results—requirements under the Internal Revenue Code regarding income, distributions and diversity of stock ownership. Because the satisfaction of these requirements depends upon future events, no assurance can be given that the actual results of its operations for any one taxable year will satisfy the tests necessary to remain qualified or be taxed as a REIT under the Internal Revenue Code.

This opinion letter addresses only the specific United States federal income tax matters set forth above and does not address any other United States federal, state, local or foreign legal or tax issues, and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and to the use of our name under the heading “Material U.S. Federal Income Tax Considerations” in the equity base prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By	/s/ Brian S. Fennerty
Brian S. Fennerty, Partner